As filed with the Securities and Exchange Commission on October 8, 2020

Registration No. 333-237086

Registration No. 333-216807

Registration No. 333-199077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration No. 333-237086

Post-Effective Amendment No. 1 to FORM S-8 Registration No. 333-216807

Post-Effective Amendment No. 1 to FORM S-8 Registration No. 333-199077

UNDER

THE SECURITIES ACT OF 1933

VIVINT SOLAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5605880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 West Ashton Blvd.

Lehi, Utah 84043

(877) 404-4129

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2014 Equity Incentive Plan

2013 Omnibus Incentive Plan

Non-Plan Stock Option Agreement

(Full title of the plans)

David Bywater

Chief Executive Officer

Vivint Solar, Inc.

1800 West Ashton Blvd.

Lehi, Utah 84043

(Name and address of agent for service)

(877) 404-4129

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Vivint Solar, Inc., a Delaware corporation (the “Company”), relates to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-237086 filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 11, 2020 registering 14,330,749 shares of common stock, par value $0.01 per share of the Company (“Common Stock”) relating to the 2014 Equity Incentive Plan;

•	Registration Statement No. 333-216807 filed by the Company with the SEC on March 17, 2017 registering 12,884,965 shares of Common Stock relating to the 2014 Equity Incentive Plan; and

•

Registration Statement No. 333-199077 filed by the Company with the SEC on October 1, 2014 registering (i) 8,800,000 shares of Common Stock relating to the 2014 Equity Incentive Plan, (ii) 9,440,091 shares of Common Stock relating to the 2013 Omnibus Incentive Plan, (iii) 4,058,823 shares of Common Stock relating to the 2013 Omnibus Incentive Plan, and (iv) 617,647 shares of Common Stock relating to the Non-Plan Stock Option Agreement;

On October 8, 2020, the Company completed its previously announced merger (the “merger”) with Viking Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Sunrun Inc., a Delaware corporation (“Sunrun”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 6, 2020, by and among Sunrun, Merger Sub and the Company. The Company was the surviving corporation in the merger and, as a result of the merger, has become a wholly owned subsidiary of Sunrun.

As a result of the merger, the offerings contemplated by the Registration Statements have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Lehi, Utah, on October 8, 2020.

VIVINT SOLAR, INC.

By:	/s/ David Bywater
	Name:	David Bywater
	Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act, as amended.